EXHIBIT (5) & (23)

SIDLEY AUSTIN LLP	BEIJING	LOS ANGELES
787 SEVENTH AVENUE	BRUSSELS	NEW YORK
NEW YORK, NY 10019	CHICAGO	SAN FRANCISCO
(212) 839 5300	DALLAS	SHANGHAI
(212) 839 5599 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

November 28, 2007

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), pursuant to a Distribution Agreement dated March 31, 2006 (the “Distribution Agreement”) between the Company and MLPF&S, of the Company’s STrategic Accelerated Redemption SecuritiesSM Linked to the S&P 500® Index due November 30, 2009 (the “Notes”) in an amount equal to $56,800,000 aggregate principal amount of the Notes. We have also examined a copy of the Indenture between the Company and The Bank of New York as successor Trustee, dated as of April 1, 1983, as amended (the “Indenture”), and the Company’s Registration Statement on Form S-3 (File No. 333-132911) relating to the Notes (the “Registration Statement”).

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Notes have been duly and validly authorized by the Company and, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Distribution Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated November 28, 2007.

Very truly yours,

/s/ Sidley Austin LLP

2